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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FIRST QUARTER 2005
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of first quarter 2005 earnings, dated April 21, 2005.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2004 Form 10-K filed with the SEC on March 16, 2005.

        In December 2004, the Company adopted the Emerging Issues Task Force ("EITF") Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," which requires the shares underlying contingently convertible debt instruments ("Co-Cos") to be included in diluted earnings per share computations regardless of whether the market price trigger or the conversion price has been met, using the "if-converted" accounting method. Diluted earnings per common share amounts disclosed prior to December 2004 have been retroactively restated to give effect to the application of EITF No. 04-8 as it relates to the Company's $2 billion in Co-Cos issued in May 2003. The effect of the adoption of EITF No. 04-8 was to decrease diluted earnings per common share, as footnoted in "RESULTS OF OPERATIONS—Statements of Income" and "ALTERNATIVE PERFORMANCE MEASURES—'Core Cash' Statements of Income."

        Certain reclassifications have been made to the balances as of and for the quarters ended December 31, 2004 and March 31, 2004 to be consistent with classifications adopted for 2005.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

Statements of Income

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$699	$607	$469
Private Education Loans	130	99	77
Academic facilities financings and other loans	20	20	18
Cash and investments	62	75	43

Total interest income	911	801	607
Interest expense	564	469	285

Net interest income	347	332	322
Less: provision for losses	47	32	40

Net interest income after provision for losses	300	300	282

Other income:
Gains on student loan securitizations	50	—	114
Servicing and securitization revenue	143	142	137
Gains (losses) on derivatives and hedging activities, net	(34)	507	(117)
Guarantor servicing fees	33	29	35
Debt management fees and collections revenue	121	110	80
Other	61	54	59

Total other income	374	842	308
Operating expenses:
Loss on GSE debt extinguishment and defeasance	—	118	—
Other operating expenses	262	269	209

Total operating expenses	262	387	209

Income before income taxes and minority interest in net earnings of subsidiaries	412	755	381
Income taxes	187	104	90

Income before minority interest in net earnings of subsidiaries	225	651	291
Minority interest in net earnings of subsidiaries	2	1	—

Net income	223	650	291
Preferred stock dividends	3	3	3

Net income attributable to common stock	$220	$647	$288

Diluted earnings per common share(1)	$.49	$1.40	$.61

(1) Impact on diluted earnings per common share due to the implementation of EITF No. 04-8	$(.01)	$(.08)	$(.03)

        Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

Net Interest Income

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Interest income
Student loans	$829	$707	$546
Academic facilities financings and other loans	20	20	18
Cash and investments	62	75	43
Taxable equivalent adjustment	1	3	3

Total taxable equivalent interest income	912	805	610
Interest expense	564	469	285

Taxable equivalent net interest income	$348	$336	$325

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005		December 31, 2004		March 31, 2004
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$61,395	4.62%	$56,028	4.31%	$47,746	3.95%
Private Education Loans	6,266	8.39	5,256	7.49	5,146	5.99
Academic facilities financings and other loans	1,097	7.66	1,029	7.80	1,062	7.36
Cash and investments	7,756	3.26	11,285	2.74	9,025	2.04

Total interest earning assets	76,514	4.83%	73,598	4.35%	62,979	3.90%

Non-interest earning assets	6,385		6,551		6,046

Total assets	$82,899		$80,149		$69,025

Average Liabilities and Stockholders' Equity
Short-term borrowings	$3,458	3.54%	$3,630	2.96%	$18,829	1.81%
Long-term notes	73,258	2.96	70,472	2.50	44,169	1.83

Total interest bearing liabilities	76,716	2.98%	74,102	2.52%	62,998	1.82%

Non-interest bearing liabilities	3,225		3,073		3,487
Stockholders' equity	2,958		2,974		2,540

Total liabilities and stockholders' equity	$82,899		$80,149		$69,025

Net interest margin		1.84%		1.81%		2.08%

        The increase in the net interest margin in the first quarter of 2005 versus the prior quarter is primarily due to the decrease in lower yielding short-term investments, which were built up as additional liquidity in anticipation of the GSE Wind-Down in December 2004, partially offset by the lower student loan spread discussed under "Student Loan Spread Analysis—On-Balance Sheet." The decrease in the net interest margin in the first quarter of 2005 versus the first quarter of 2004 was primarily due to the decrease in Floor Income and other student loan spread related items.

Student Loans

        For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through borrower benefit programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread Analysis—On-Balance Sheet

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information is discussed in more detail in "Securitization Program—Servicing and Securitization Revenue" where we analyze the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "Student Loan Spread Analysis—Managed Basis."

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
On-Balance Sheet
Student loan yield, before Floor Income	5.54%	5.02%	4.14%
Floor Income	.40	.55	.95
Consolidation Loan Rebate Fees	(.66)	(.64)	(.54)
Offset Fees	—	—	(.06)
Borrower benefits	(.17)	(.21)	(.16)
Premium and discount amortization	(.15)	(.13)	(.18)

Student loan net yield	4.96	4.59	4.15
Student loan cost of funds	(2.94)	(2.49)	(1.61)

Student loan spread	2.02%	2.10%	2.54%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	1.34%	1.20%	1.12%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.04	.11	.33

Servicing and securitization revenue	1.38%	1.31%	1.45%

Average Balances
On-balance sheet student loans	$67,661	$61,284	$52,892
Off-balance sheet student loans	41,892	42,852	37,786

Managed student loans	$109,553	$104,136	$90,678

Discussion of On-Balance Sheet Student Loan Spread

        The primary driver of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. For the quarters ended March 31, 2005, December 31, 2004 and March 31, 2004, we earned gross Floor Income of $66 million (40 basis points), $84 million (55 basis points) and $126 million (95 basis points), respectively. The reduction in gross Floor Income is primarily due to the increase in short-term interest rates. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for accounting hedge treatment and as a result the payments on the Floor Income Contracts are not included in student loan interest income and are therefore excluded from net interest income and the student loan spread. They are instead included on the income statement with "gains (losses) on derivatives and hedging activities, net." Payments on Floor Income Contracts associated with on-balance sheet student loans for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004 totaled 60 million (36 basis points), 73 million (48 basis points) and 109 million (82 basis points), respectively.

        In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the "gains (losses) on derivatives and hedging activities, net" line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of the Quarter-over-Quarter Fluctuations in the On-Balance Sheet Student Loan Spread in Addition to Floor Income Effects Discussed above

        Excluding the effect of Floor Income discussed separately above, the first quarter of 2005 student loan spread increased by 7 basis points versus the fourth quarter of 2004. The first quarter of 2005 spread benefited from the higher average balance of higher yielding Private Education Loans, higher SAP spreads on FFELP loans as a result of loans moving from grace to repayment late in the fourth quarter of 2004, and lower borrower benefits costs. The reduction in borrower benefits costs reflects a lower estimate of the number of FFELP Stafford borrowers who will qualify for these benefits due to continued high rates of consolidation. These increases in the spread were offset by the higher average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio. Consolidation Loans have lower spreads than other FFELP loans primarily due to the 105 basis point Consolidation Loan Rebate Fee, and to a lesser extent higher borrower benefits expense.

        Excluding the effect of Floor Income discussed separately above, the first quarter of 2005 student loan spread increased by 3 basis points versus the year-ago quarter. The increase is primarily due to the higher SAP spreads and lower premium amortization caused by a first quarter of 2004 increase in the estimate of the average life of the loan portfolio to reflect the shift of the portfolio to Consolidation Loans. These positive effects were partially offset by the higher average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio

Student Loan Spread Analysis—Managed Basis

        The following table analyzes the earnings from our portfolio of Managed student loans on a "core cash" basis (see "ALTERNATIVE PERFORMANCE MEASURES"). This analysis includes both on-balance sheet and off-balance sheet loans in securitization trusts and derivatives economically hedging these line items and excludes unhedged Floor Income while including the amortization of upfront payments on Floor Income Contracts.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Managed Basis student loan yield	5.63%	5.10%	4.15%
Consolidation Loan Rebate Fees	(.48)	(.45)	(.40)
Offset Fees	—	—	(.03)
Borrower benefits	(.10)	(.10)	(.08)
Premium and discount amortization	(.17)	(.15)	(.09)

Managed Basis student loan net yield	4.88	4.40	3.55
Managed Basis student loan cost of funds	(3.08)	(2.60)	(1.64)

Managed Basis student loan spread	1.80%	1.80%	1.91%

Average Balances
On-balance sheet student loans	$67,661	$61,284	$52,892
Off-balance sheet student loans	41,892	42,852	37,786

Managed student loans	$109,553	$104,136	$90,678

Discussion of Managed Basis Student Loan Spread

        The first quarter 2005 Managed student loan spread remained flat when compared to the fourth quarter of 2004. The first quarter 2005 Managed student loan spread benefited from the continual growth in our Private Education Loan portfolio, offset by the higher average balance of Consolidation Loans. Consolidation Loans have lower spreads than other FFELP loans due primarily to the 105 basis point Consolidation Loan Rebate Fee, and to a lesser extent, higher borrower benefits expense and higher costs of funds. These negative effects are partially offset by the higher SAP spread earned on Consolidation Loans and lower student loan premium amortization due to their extended term. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        The year-over-year decrease in the Managed student loan spread is due to the higher average balance of Consolidation Loans. In the first quarter of 2004, we increased the terms for amortizing premiums and discounts related to our trust portfolios and Private Education Loans. This change in estimate reduced premium amortization expense by 7 basis points in the first quarter of 2004.

        The first quarter 2005 Managed student loan spread benefited from the increase in the average balance of Managed Private Education Loans as a percentage of the average Managed student loan portfolio from 10 percent in the first quarter 2004 to 11 percent in the first quarter 2005. Private Education Loans are subject to credit risk and therefore earn higher spreads, which averaged 4.63 percent in the first quarter of 2005 for the Managed Private Education Loan portfolio versus a spread of 1.43 percent for the Managed guaranteed student loan portfolio.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005			December 31, 2004			March 31, 2004
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$66	$—	$66	$84	$—	$84	$124	$2	$126
Payments on Floor Income Contracts	(60)	—	(60)	(73)	—	(73)	(109)	—	(109)

Net Floor Income	$6	$—	$6	$11	$—	$11	$15	$2	$17

Net Floor Income in basis points	4	—	4	7	—	7	11	2	13

        The decrease in net Floor Income versus the prior and year-ago quarters is due to higher interest rates and a higher percentage of Floor Income eligible student loans economically hedged through Floor Income Contracts.

Securitization Program

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004. Those securitizations listed as sales are off-balance sheet transactions and those listed as financings remain on-balance sheet.

	Quarters ended
	March 31, 2005				December 31, 2004				March 31, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$3,530	$50	1.4%	—	$—	$—	—%	—	$—	$—	—%
Consolidation Loans	—	—	—	—	—	—	—	—	—	—	—	—
Private Education Loans	—	—	—	—	—	—	—	—	1	1,252	114	9.1

Total securitizations—sales	2	3,530	$50	1.4%	—	—	$—	—%	1	1,252	$114	9.1%

Consolidation Loans(1)	—	—			1	3,900			3	8,023

Total securitizations—financings	—	—			1	3,900			3	8,023

Total securitizations	2	$3,530			1	$3,900			4	$9,275

(1)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as QSPEs. Accordingly, they are accounted for on-balance sheet as VIEs.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest, and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Servicing revenue	$85	$87	$76
Securitization revenue, before Embedded Floor Income and impairment	63	62	44

Servicing and securitization revenue, before Embedded Floor Income and impairment	148	149	120
Embedded Floor Income	26	41	78
Less: Floor Income previously recognized in gain calculation	(22)	(29)	(47)

Net Embedded Floor Income	4	12	31

Servicing and securitization revenue before impairment	152	161	151
Retained Interest impairment	(9)	(19)	(14)

Total servicing and securitization revenue	$143	$142	$137

Average off-balance sheet student loans	$41,892	$42,852	$37,786

Average balance of Retained Interest	$2,319	$2,430	$2,442

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.38%	1.31%	1.45%

        Fluctuations in servicing and securitization revenue are generally driven by the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans, as well as the impact of Consolidation Loan activity on FFELP Stafford student loan securitizations. When FFELP Stafford loans in a securitization trust consolidate, they are a prepayment to the trust resulting in a shorter average life. We use a Constant Prepayment Rate ("CPR") assumption to estimate the effect of trust prepayments from loan consolidation and other factors on the life of the trust. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. The majority of the consolidations bring the loans back on-balance sheet so we retain the value of the asset on-balance sheet versus in the trust. For the three months ended March 31, 2005, December 31, 2004, and March 31, 2004, we recorded impairments to the Retained Interests of $9 million, $19 million, and $14 million, respectively. These impairment charges were primarily the result of FFELP Stafford loans prepaying faster then projected through loan consolidation. The impairments are recorded as a loss and are included as a reduction in securitization revenue.

ALTERNATIVE PERFORMANCE MEASURES

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" measures. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

        Our pro forma "core cash" measures are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a "core cash" basis by reportable segment, as these are the measures used regularly by our "chief operating decision makers." Our "core cash" measures are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company's core business activities. Our "core cash" measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core cash" measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core cash" measures follows.

1)  Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. Under "core cash," we present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization transactions as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from the "core cash" measures and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts which would be considered intercompany on a Managed Basis.

        The following table summarizes the securitization adjustments for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
"Core cash" securitization adjustments:
Net interest income on securitized loans, after provision for losses	$220	$261	$262
Gains on student loan securitizations	(50)	—	(114)
Servicing and securitization revenue	(143)	(142)	(137)
Intercompany transactions with off-balance sheet trusts	5	13	—

Total "core cash" securitization adjustments	$32	$132	$11

2)  Derivative Accounting: "Core cash" measures exclude the periodic unrealized gains and losses caused primarily by the one-sided, mark-to-market derivative valuations prescribed by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life. We also exclude the gain or loss on equity forward contracts that are required to be accounted for in accordance with SFAS No. 133 as derivatives and are marked-to-market through earnings.

        SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain Eurodollar futures contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. "Gains (losses) on derivatives and hedging activities, net" are primarily caused by interest rate volatility, changing credit spreads and change in our stock prices during the period and the volume and term of derivatives not receiving hedge treatment.

        Our Floor Income Contracts are written options which must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

        Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, these swaps are recorded at fair value with changes in fair value reflected in the income statement.

        Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indices (and related forward curve) do not move in parallel.

        Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income, and the settlement of these contracts through the purchase of our own stock does not impact net income.

        The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
"Core Cash" derivative adjustments
(Gains) losses on derivatives and hedging activities, net, included in other income	$34	$(507)	$117
Less: Realized losses on derivatives and hedging activities, net(1)	(122)	(162)	(216)

Unrealized gains on derivatives and hedging activities, net	(88)	(669)	(99)
Other pre-SFAS No. 133 accounting adjustments	(2)	8	—

Total "Core Cash" derivative adjustments	$(90)	$(661)	$(99)

(1)
See "Reclassification of Realized Losses on Derivative and Hedging Activities" below for a detailed breakdown of the components of realized losses on derivatives and hedging activities.

Reclassification of Realized Losses on Derivative and Hedging Activities

        SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as "realized losses on derivative and hedging activities") that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and where they are reclassified to on a "core cash" basis for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Reclassification of realized losses on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(88)	$(111)	$(167)
Net settlement expense on interest rate swaps reclassified to net interest income	(29)	(40)	(1)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	(5)	(11)	(48)

Total reclassifications of realized losses on derivative and hedging activities	(122)	(162)	(216)
Add: unrealized gains on derivatives and hedging activities, net	88	669	99

Gains (losses) on derivatives and hedging activities, net	$(34)	$507	$(117)

3)  Floor Income: The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income when it is not economically hedged from "core cash" measures. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above under "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the "gains (losses) on derivatives and hedging activities, net" line on the income statement with no offsetting mark of the economically hedged items. For "core cash" measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income. The following table summarizes the Floor Income adjustments for the quarters ended March 31, 2005, December 31, 2004, and March 31, 2004.

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$(11)	$(18)	$(34)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	54	53	45
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	50

Total "core cash" Floor Income adjustments	$43	$35	$61

4)  Other items: We exclude amortization of acquired intangibles.

"Core Cash" Statements of Income

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Managed interest income:
Managed federally insured student loans	$1,091	$965	$687
Managed Private Education Loans	227	187	114
Academic facilities financings and other loans	20	20	18
Cash and investments	79	90	48

Total Managed interest income	1,417	1,262	867
Managed interest expense	923	784	434

Net Managed interest income	494	478	433
Less: provision for losses	55	36	45

Net Managed interest income after provision for losses	439	442	388

Other income:
Guarantor servicing fees	33	29	35
Debt management fees and collections revenue	121	110	80
Other	67	67	59

Total other income	221	206	174
Operating expenses:
Loss on GSE debt extinguishment and defeasance	—	118	—
Other operating expenses	249	255	202

Total operating expenses	249	373	202

Income before income taxes and minority interest in net earnings of subsidiaries	411	275	360
Income taxes	153	94	129

Income before minority interest in net earnings of subsidiaries	258	181	231
Minority interest in net earnings of subsidiaries	2	1	—

"Core cash" net income	256	180	231
Preferred stock dividends	3	3	3

"Core cash" net income attributable to common stock	$253	$177	$228

"Core cash" diluted earnings per common share(1)	$.57	$.39	$.48

(1) Impact on "core cash" diluted earnings per common share due to the implementation of EITF No. 04-8	$(.02)	$(.02)	$(.03)

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
GAAP net income	$223	$650	$291
"Core cash" adjustments:
Net impact of securitization accounting	32	132	11
Net impact of derivative accounting	(90)	(661)	(99)
Net impact of Floor Income	43	35	61
Amortization of acquired intangibles	13	14	7

Total "core cash" adjustments before income taxes	(2)	(480)	(20)
Net tax effect(a)	35	10	(40)

Total "core cash" adjustments	33	(470)	(60)

"Core cash" net income	$256	$180	$231

(a)
Such tax effect is based upon the Company's "core cash" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Allowance for Private Education Loan Losses

        The following table summarizes changes in the allowance for Private Education Loan losses for the three months ended March 31, 2005, December 31, 2004 and March 31, 2004.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004
Allowance at beginning of period	$172	$167	$166	$143	$144	$93	$315	$311	$259
Provision for loan losses	43	29	32	8	2	5	51	31	37
Other	—	—	—	—	—	—	—	—	—
Charge-offs	(29)	(28)	(26)	(1)	(3)	—	(30)	(31)	(26)
Recoveries	5	4	3	—	—	(1)	5	4	2

Net charge-offs	(24)	(24)	(23)	(1)	(3)	(1)	(25)	(27)	(24)

Balance before securitization of Private Education Loans	191	172	175	150	143	97	341	315	272
Reduction for securitization of Private Education Loans	—	—	(21)	—	—	21	—	—	—

Allowance at end of period	$191	$172	$154	$150	$143	$118	$341	$315	$272

Net charge-offs as a percentage of average loans in repayment (annualized)	3.29%	3.74%	3.86%	.16%	.34%	.09%	1.61%	1.93%	2.11%
Allowance as a percentage of the ending total loan balance	2.84%	3.07%	3.56%	2.44%	2.31%	2.33%	2.65%	2.67%	2.90%
Allowance as a percentage of ending loans in repayment	6.35%	6.05%	6.88%	4.43%	4.27%	5.17%	5.33%	5.08%	6.02%
Average coverage of net charge-offs (annualized)	1.99	1.75	1.67	28.27	14.11	60.00	3.36	2.91	2.89
Average total loans	$6,266	$5,256	$5,146	$6,147	$6,195	$3,997	$12,413	$11,451	$9,142
Ending total loans	$6,718	$5,592	$4,331	$6,141	$6,205	$5,077	$12,859	$11,797	$9,408
Average loans in repayment	$2,924	$2,625	$2,395	$3,368	$2,980	$2,079	$6,292	$5,606	$4,475
Ending loans in repayment	$3,005	$2,842	$2,241	$3,384	$3,352	$2,288	$6,389	$6,194	$4,529

        The allowance for Private Education Loan losses is an estimate of probable losses in the portfolio at the balance sheet date that will be charged off in subsequent periods. We estimate our losses using historical data from our Private Education Loan portfolios, extrapolations of FFELP loan loss data, current trends and relevant industry information. As our Private Education Loan portfolios continue to mature, more reliance is placed on our own historic Private Education Loan charge-off and recovery data. We use this data in internally developed models to estimate losses, net of subsequent collections, projected to occur in the Private Education Loan portfolios.

        On a Managed basis, the losses recorded under GAAP at the time of repurchase of delinquent Private Education Loans are considered charge-offs when the delinquent Private Education Loans reach the 212-day charge-off date. These charge-offs are shown in the off-balance sheet section in the above table.

        The increase in the provision for Managed Private Education Loan losses for the first quarter of 2005 versus the prior quarter is mainly due to the increase in the number of borrowers transitioning from school and updated default assumptions in the prior quarter.

        The decrease in charge-offs as a percentage of average loans in repayment and the increase in recoveries in the first quarter of 2005 versus the prior and year-ago quarters can be primarily attributed to the enhanced pre- and post- default collection efforts of our debt management operations. The Managed Private Education Loan allowance as a percentage of loans in repayment decreased year-over-year from 6.02 percent at March 31, 2004 to 5.33 percent at March 31, 2005. This reduction is primarily attributed to the changing mix of the portfolio and updates in our allowance assumptions since the first quarter of 2004.

Delinquencies

        The table below presents our Private Education Loan delinquency trends as of March 31, 2005, December 31, 2004 and March 31, 2004. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education Loan Delinquencies
	March 31, 2005		December 31, 2004		March 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,733		$2,787		$2,039
Loans in forbearance(2)	222		166		193
Loans in repayment and percentage of each status:
Loans current	2,707	90.1%	2,555	89.9%	2,008	89.6%
Loans delinquent 31-60 days(3)	119	4.0	124	4.4	84	3.7
Loans delinquent 61-90 days	70	2.3	56	2.0	50	2.3
Loans delinquent greater than 90 days	109	3.6	107	3.7	99	4.4

Total Private Education Loans in repayment	3,005	100%	2,842	100%	2,241	100%

Total Private Education Loans, gross	6,960		5,795		4,473
Private Education Loan unamortized discount	(242)		(203)		(142)

Total Private Education Loans	6,718		5,592		4,331
Private Education Loan allowance for losses	(191)		(172)		(154)

Private Education Loans, net	$6,527		$5,420		$4,177

Percentage of Private Education Loans in repayment	43.2%		49.0%		50.1%

Delinquencies as a percentage of Private Education Loans in repayment	9.9%		10.1%		10.4%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Off-Balance Sheet Private Education Loan Delinquencies
	March 31, 2005		December 31, 2004		March 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,458		$2,622		$2,451
Loans in forbearance(2)	403		334		420
Loans in repayment and percentage of each status:
Loans current	3,207	94.8%	3,191	95.2%	2,180	95.3%
Loans delinquent 31-60 days(3)	86	2.5	84	2.5	46	2.0
Loans delinquent 61-90 days	40	1.2	28.8		34	1.5
Loans delinquent greater than 90 days	51	1.5	49	1.5	28	1.2

Total Private Education Loans in repayment	3,384	100%	3,352	100%	2,288	100%

Total Private Education Loans, gross	6,245		6,308		5,159
Private Education Loan unamortized discount	(104)		(103)		(82)

Total Private Education Loans	6,141		6,205		5,077
Private Education Loan allowance for losses	(150)		(143)		(118)

Private Education Loans, net	$5,991		$6,062		$4,959

Percentage of Private Education Loans in repayment	54.2%		53.1%		44.4%

Delinquencies as a percentage of Private Education Loans in repayment	5.2%		4.8%		4.7%

	Managed Basis Private Education Loan Delinquencies
	March 31, 2005		December 31, 2004		March 31, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,191		$5,409		$4,490
Loans in forbearance(2)	625		500		613
Loans in repayment and percentage of each status:
Loans current	5,914	92.6%	5,746	92.8%	4,188	92.5%
Loans delinquent 31-60 days(3)	205	3.2	208	3.3	130	2.9
Loans delinquent 61-90 days	110	1.7	84	1.4	84	1.8
Loans delinquent greater than 90 days	160	2.5	156	2.5	127	2.8

Total Private Education Loans in repayment	6,389	100%	6,194	100%	4,529	100%

Total Private Education Loans, gross	13,205		12,103		9,632
Private Education Loan unamortized discount	(346)		(306)		(224)

Total Private Education Loans	12,859		11,797		9,408
Private Education Loan allowance for losses	(341)		(315)		(272)

Private Education Loans, net	$12,518		$11,482		$9,136

Percentage of Private Education Loans in repayment	48.4%		51.2%		47.0%

Delinquencies as a percentage of Private Education Loans in repayment	7.4%		7.2%		7.5%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

        The percentage of loans delinquent greater than 90 days improved in the first quarter of 2005 as evidenced by no change in the rate versus the prior quarter, even though the first quarter typically has a higher delinquency ratio due to seasonality, and also the current period ratio is lower than the year-ago quarter. The improvement is primarily due to the enhanced pre-default collection efforts.

Forbearance—Managed Basis Private Education Loans

        Private Education Loans are made to parent and student borrowers by our lender partners in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not guaranteed or insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional Private Education Loans, except those generated by our SLM Financial subsidiary, to begin six to nine months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Our policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time. Forbearance is used most heavily immediately after the loan enters repayment. At March 31, 2005, approximately 91 percent of borrowers currently in forbearance have deferred their loan repayment less than 24 months. Further, approximately 76 percent have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

        Loans in forbearance status increased from 7.5 percent of loans in repayment and forbearance status at December 31, 2004 to 8.9 percent of loans in repayment and forbearance status at March 31, 2005. The ratio at March 31, 2004 was 11.9 percent. The increase in the percentage of loans in forbearance status versus the prior quarter is due to seasonality. The decrease in the percentage of loans in forbearance status versus the prior year is primarily due to enhanced pre-default collection efforts.

        The table below breaks down the Managed Private Education Loans in forbearance by the cumulative number of months of forbearance the borrower has used as of March 31, 2005, December 31, 2004, and March 31, 2004, respectively:

	March 31, 2005		December 31, 2004		March 31, 2004
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
Less than 13 months	$440	70%	$334	66%	$416	68%
13 to 24 months	129	21	117	24	140	23
25 to 36 months	36	6	30	6	32	5
More than 36 months	20	3	19	4	25	4

Total	$625	100%	$500	100%	$613	100%

        The tables below show the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
March 31, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Mar. 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$6,191	$6,191
Loans in forbearance	473	106	46	—	625
Loans in repayment—current	3,263	1,457	1,194	—	5,914
Loans in repayment—delinquent 31-60 days	109	57	39	—	205
Loans in repayment—delinquent 61-90 days	63	29	18	—	110
Loans in repayment—delinquent greater than 90 days	83	50	27	—	160

Total	$3,991	$1,699	$1,324	$6,191	$13,205

Unamortized discount					(346)
Allowance for loan losses					(341)

Total Managed Private Education Loans, net					$12,518

	Months since entering repayment
December 31, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2004(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$5,409	$5,409
Loans in forbearance	350	103	47	—	500
Loans in repayment—current	3,228	1,401	1,117	—	5,746
Loans in repayment—delinquent 31-60 days	110	59	39	—	208
Loans in repayment—delinquent 61-90 days	43	26	15	—	84
Loans in repayment—delinquent greater than 90 days	67	56	33	—	156

Total	$3,798	$1,645	$1,251	$5,409	$12,103

Unamortized discount					(306)
Allowance for loan losses					(315)

Total Managed Private Education Loans, net					$11,482

	Months since entering repayment
March 31, 2004	1 to 24 months	25 to 48 months	More than 48 months	After Mar. 31, 2004(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$4,490	$4,490
Loans in forbearance	475	104	34	—	613
Loans in repayment—current	2,495	1,104	589	—	4,188
Loans in repayment—delinquent 31-60 days	72	38	20	—	130
Loans in repayment—delinquent 61-90 days	47	22	15	—	84
Loans in repayment—delinquent greater than 90 days	64	35	28	—	127

Total	$3,153	$1,303	$686	$4,490	$9,632

Unamortized discount					(224)
Allowance for loan losses					(272)

Total Managed Private Education Loans, net					$9,136

(1)
Includes all loans in-school/grace/deferment.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended
	March 31, 2005	December 31, 2004	March 31, 2004
Guarantor servicing and debt management fees:
Guarantor servicing fees	$33	$29	$35
Debt management fees and collections revenue	121	110	80

Total guarantor servicing and debt management fees	$154	$139	$115

Other income:
Late fees	$21	$21	$21
Third party servicing fees	15	15	13
Gains on sales of mortgages and other loan fees	4	6	5
Other	21	12	20

Total other income	$61	$54	$59

        The $4 million increase in guarantor servicing fees versus the prior quarter is primarily due to seasonally higher issuance fees. The $2 million decrease in guarantor servicing fees versus the year-ago quarter is primarily due to the legislative reduction in issuance fees per loan from 65 basis points to 40 basis points.

        The $11 million increase in debt management fees and collections revenue versus the prior quarter is primarily due to higher fees earned from guarantee agencies and to higher revenues earned on purchased portfolios of AFS Holdings, LLC. The $41 million increase in debt management fees and collections revenue versus the first quarter of 2004 is due to collections revenue from AFS Holdings, LLC acquired in the third quarter of 2004. The year-over-year growth rate in the contingency collection fee business was negatively impacted by lower portfolio management fees, driven mainly by a lower defaulted loan inventory at United Student Aid Funds, Inc. ("USA Funds"), our largest customer. Our other contingency fee businesses met or exceeded expectations in the first quarter of 2005.

Other Operating Expenses

        First quarter 2005 other operating expenses were $262 million versus $269 million in the prior quarter and $209 million in the first quarter of 2004. The decrease versus the prior quarter is mainly due to seasonally lower marketing expenses. The $54 million increase in operating expenses versus the year-ago quarter can be attributed to the expenses associated with three new subsidiaries acquired in the second half of 2004: AFS Holdings, LLC, Southwest Student Services Corporation and Student Loan Finance Association. We also experienced increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business.

RECENT DEVELOPMENTS

JPMorgan Chase/Bank One Relationships

        On March 22, 2005, the Company announced that it has extended both its JPMorgan Chase and Bank One student loan servicing and loan purchase commitments to August 31, 2010. This comprehensive agreement also provides for the dissolution, by year-end, of the joint venture between Chase and Sallie Mae that has been marketing student loans under the Chase brand since 1996, and resolves the lawsuit filed by Chase on February 17, 2005. In consideration for extending the agreement, the Company received a $40 million payment that will be recognized over the life of the agreement.

        JPMorgan Chase will continue to sell all student loans to the Company (whether made under the Chase or Bank One brand) that are originated or serviced on the Company's platforms. In addition, the agreement provides that substantially all Chase-branded education loans made for the July 1, 2005 to June 30, 2006 academic year (and future loans made to these borrowers) will be sold to the Company, including certain loans that are not originated or serviced on Sallie Mae platforms.

        The Company anticipates that the agreement will have no adverse impact on school clients for the 2005-2006 loan processing season. The Company will continue to support its school customers through its comprehensive set of products and services, including its loan origination and servicing platforms, its family of lending brands and strategic lender partners.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FIRST QUARTER 2005 (Dollars in millions, except per share amounts)